NEWS RELEASE

FOR IMMEDIATE RELEASE

October 24, 2013

The Bank of Hampton Roads Announces Amy S. Robertson as Director of At-Work Banking

Virginia Beach,  Virginia – Donna W. Richards, President of The Bank of Hampton Roads (the “Bank”), announced that Amy S. Robertson has been named Director of At-Work Banking for the Bank.  Robertson will be responsible for the development and implementation of the Bank’s At-Work Banking program which is a suite of products and services created exclusively for the employees of the Bank’s commercial clients.  Robertson joined The Bank of Hampton Roads in 1999 and has served in various roles including: Teller, Assistant Branch Manager, Branch Manager, and Small Business Banker.

Donna W. Richards, said, “We are pleased to have Amy to fill this role.  She has been a dedicated employee of The Bank of Hampton Roads for the past fourteen years and has a thorough understanding of retail and commercial lending.”

Robertson is a 2011 graduate of Old Dominion University with a Bachelor of Science in Business Administration.  She served on the Chesapeake Jubilee Volunteer Committee from 2005-2013 and is the President of the Kiwanis Club of Chesapeake. Robertson resides in Chesapeake, Virginia with her husband, Jason.

Caution About Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including prospective statements about the strategy and plans of Hampton Roads Bankshares, Inc. (the “Company”) or its subsidiaries.  Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Virginia Beach, Virginia. The Company’s primary subsidiaries are The Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, The Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as The Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Virginia, eastern Maryland, and southern Delaware through seven banking offices, ATMs, and loan production offices in West Ocean City, Maryland and Rehoboth Beach, Delaware. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

FOR FURTHER INFORMATION CONTACT:

Thomas B. Dix, III

Executive Vice President, Chief Financial Officer

(757) 217-1000 TDix@bofhr.com